UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 24, 2014

GOLUB CAPITAL BDC, INC.

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	814-00794	27-2326940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 South Wacker Drive, Suite 800, Chicago, IL 60606

(Address of Principal Executive Offices)                       (Zip Code)

Registrant’s telephone number, including area code: (312) 205-5050

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement.

On November 24, 2014, Golub Capital BDC Revolver Funding LLC (“Revolver Funding”), a wholly owned subsidiary of Golub Capital BDC, Inc. (the “Company”), entered into an amendment (the “Revolver Amendment”) to the documents governing Revolver Funding’s senior secured revolving credit facility (the “Revolver”) with The PrivateBank and Trust Company (“PrivateBank”), as lender and administrative agent. The Revolver Amendment is effective as of November 24, 2014.

The Revolver Amendment, among other things, (a) extended the stated maturity date from November 22, 2019 to November 22, 2020 and (b) extended the term during which borrowings under the Revolver will bear interest, at the election of Revolver Funding, at either the one-, two- or three month London Interbank Offered Rate ("LIBOR") plus 3.50% per annum or PrivateBank’s prime rate plus 1.50% per annum through November 22, 2015, with borrowings bearing interest, at the election of Revolver Funding, at either one-, two- or three month LIBOR plus 2.50% per annum or the PrivateBank’s prime rate plus 0.50% per annum for the period subsequent to November 22, 2015.

As previously disclosed, the Revolver is secured by all of the assets held by Revolver Funding. Both the Company and Revolver Funding have made customary representations and warranties and are required to comply with various covenants, reporting requirements and other customary requirements for similar credit facilities. Borrowing under the Revolver is subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the Revolver Amendment and is qualified in its entirety by reference to a copy of the Revolver Amendment, which is filed as Exhibit 10.1 to this current report on Form 8-K.

Item 9.01.           Financial Statements and Exhibits.

(d)         Exhibits.

10.1      Amendment No. 1 to Credit Agreement, dated as of November 24, 2014, by and among Golub Capital BDC Revolver Funding LLC, as the borrower; Golub Capital BDC, Inc., as servicer; and The PrivateBank and Trust Company as lender and administrative agent (amending the Credit Agreement, dated as of November 22, 2013).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Golub Capital BDC, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLUB CAPITAL BDC, INC.

Date: November 26, 2014	By:	/s/ Ross A. Teune
	Name:	Ross A. Teune
	Title:	Chief Financial Officer